UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                                FORM 15
    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
                            UNDER SECTION
 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
                            DUTY TO FILE
      REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                      EXCHANGE ACT OF 1934.

        Commission File Number     0-3255
                               ____________

                              JAYARK CORPORATION
              ___________________________________________
        (Exact name of registrant as specified in its charter)

        300 PLAZA DRIVE, VESTAL, NEW YORK 13850  (607) 729-9331
        _______________________________________________________
(Address, including zip code, and telephone number, including area code,of registrant's principal executive offices)

                   COMMON STOCK, PARK VALUE $.01
                   _____________________________
    (Title of each class of securities covered by this Form)

            _______________________________________________
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend
         the duty to file reports:
Rule 12g-4(a)(1)(i)      X           Rule 12h-3(b)(1)(i)
Rule 12g-4(a)(1)(ii)                 Rule 12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i)                  Rule 12h-3(b)(2)(i)
Rule 12g-4(a)(2)(ii)                 Rule 12h-3(b)(2)(ii)
                                     Rule 15d-6
Approximate number of holders of record as of the certification or notice date:
                               1
                    _________________________

Pursuant to the requirements of the Securities Exchange Act of 1934
                      JAYARK CORPORATION
has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 8, 2003          By:   James P. Jalil
                                   ____________________
                                      James P. Jalil
                                   Counsel to Jayark Corporation